CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2022, relating to the financial statements and financial highlights of Meeder Funds, comprising Muirfield Fund, Spectrum Fund, Global Allocation Fund, Balanced Fund, Moderate Allocation Fund, Conservative Allocation Fund, Dynamic Allocation Fund, Quantex Fund, Tactical Income Fund and Institutional Prime Money Market Fund for the year ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Services” in the Statement of Additional Information.

Cohen & Company, Ltd. Cleveland, Ohio

April 28, 2022

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board